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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Monster Worldwide, Inc.
New York, New York

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated February 18, 2005, relating to the consolidated financial statements and the effectiveness of Monster Worldwide, Inc.'s internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

        We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Prospectus.

/s/ BDO SEIDMAN, LLP BDO Seidman, LLP
New York, New York August 1, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM